Exhibit B

The following is a list of all transactions completed by each Reporting Person in the Common Stock since the date of first purchase of the Common Stock, which were all completed through open market purchases.

Braeden Lichti

Date	Action	Quantity	Price	Amount
2/5/2026	Buy	8,500	$3.1952	$27,159.20
2/5/2026	Buy	6,000	$3.1066	$18,639.60
2/5/2026	Buy	10,000	$3.0749	$30,749.00

Northstrive Fund II LP

Date	Action	Quantity	Price	Amount
2/5/2026	Buy	5,000	$3.1357	$15,678.50
2/2/2026	Buy	5,000	$3.6856	$18,428.00
1/30/2026	Buy	1,000	$3.4299	$3,429.90